Exhibit 4.7

Notice of Special Meeting of the Shareholders

and

Management Information Circular

of

Silver Wheaton Corp.

MEETING OF SHAREHOLDERS

OF SILVER WHEATON CORP.

TO BE HELD ON AUGUST 7, 2008

AT 10:00 A.M. (VANCOUVER TIME)

DATED:  July 7, 2008

SILVER WHEATON CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the “Meeting”) of Silver Wheaton Corp. (the “Company”) will be held at the Company’s head office located at 666 Burrard Street, Suite 3150, Park Place, Vancouver, British Columbia, on Thursday, August 7, 2008 at 10:00 a.m. (Vancouver time), for the following purposes:

1.                                      To consider and, if deemed appropriate, to pass, with or without variation, a resolution approving the issuance of up to 3,039,423 additional common share purchase warrants of the Company upon the early exercise of outstanding listed common share purchase warrants of the Company, as more particularly described in the accompanying management information circular; and

2.                                      To transact such other business as may properly come before the Meeting or any adjournment thereof.

This notice is accompanied by a management information circular and a form of proxy.

Shareholders who are unable to attend the Meeting are requested to complete, date, sign and return the enclosed form of proxy so that as large a representation as possible may be had at the Meeting. The board of directors of the Company has by resolution fixed the close of business on July 7, 2008 as the record date, being the date for the determination of the registered holders of common shares of the Company entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof.

The board of directors of the Company has by resolution fixed 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof as the time before which proxies to be used or acted upon at the Meeting or any adjournment thereof shall be deposited with the Company’s transfer agent.

DATED at Vancouver, British Columbia this 7th day of July, 2008.

By Order of the Board of Directors

“Peter D. Barnes”
Peter D. Barnes
Chief Executive Officer

SILVER WHEATON CORP.

MANAGEMENT INFORMATION CIRCULAR

Solicitation of Proxies

This management information circular is furnished in connection with the solicitation of proxies by the management of Silver Wheaton Corp. (the “Company”) for use at the special meeting of shareholders (the “Meeting”) of the Company to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  References in this management information circular to the Meeting include any adjournment or adjournments thereof.  Proxies may be solicited by mail, personally or by telephone by officers and directors or other representatives of the Company.  The cost of solicitation will be borne by the Company.  Kingsdale Shareholder Services Inc. has been retained by the Company as proxy solicitation agent in connection with the solicitation of proxies at the Meeting at an agreed cost of C$75,000, plus additional costs relating to out-of-pocket expenses.

The board of directors of the Company (the “Board”) has fixed the close of business on July 7, 2008 as the record date, being the date for the determination of the registered holders of common shares of the Company entitled to receive notice of, and to vote at, the Meeting.  Duly completed and executed proxies must be received by the Company’s transfer agent at the address indicated on the enclosed envelope no later than 10:00 a.m. (Vancouver time) on August 5, 2008, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

Unless otherwise stated, the information contained in this management information circular is as of July 7, 2008.  All dollar amounts referenced herein, unless otherwise indicated, are expressed in United States dollars and Canadian dollars are referred to as “C$”.

Appointment and Revocation of Proxies

The persons named in the enclosed form of proxy are officers or directors of the Company.  A shareholder desiring to appoint some other person, who need not be a shareholder, to represent him at the Meeting, may do so by inserting such person’s name in the blank space provided in the enclosed form of proxy or by completing another proper form of proxy and, in either case, depositing the completed and executed proxy at the office of the Company’s transfer agent indicated on the enclosed envelope no later than 10:00 a.m. (Vancouver time) on August 5, 2008, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned Meeting.

A shareholder forwarding the enclosed proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank.  The shares represented by the proxy submitted by a shareholder will be voted in accordance with the directions, if any, given in the proxy.

A proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a shareholder or by a shareholder’s attorney authorized in writing (or, if the shareholder is a corporation, by a duly authorized officer or attorney) and deposited either at the registered office of the Company (Silver Wheaton Corp. c/o Cassels Brock & Blackwell LLP, 40 King Street West, Suite 2100, Toronto, Ontario  M5H 3C2; Attention: Corporate Secretary) at any time up to and including the last business day preceding the day of the Meeting or with the Chairman of the Meeting on the day of the Meeting or in any other manner permitted by law.

Exercise of Discretion by Proxies

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them.  In the absence of such direction, such shares will be voted in favour of the passing of all the resolutions described below.  The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting.  At the time of printing of this management information circular, management knows of no such amendments, variations or other matters to come before the Meeting.  However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Voting by Non-Registered Shareholders

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the Notice of Meeting, this management information circular and the form of proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i)                                    be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar-code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii)                                 be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o CIBC Mellon Trust Company, P.O. Box 721, Agincourt, Ontario  M1S 0A1.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the form of proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven days prior to the Meeting.

Voting Securities and Principal Holders Thereof

As of July 7, 2008, 223,857,914 common shares (the “Common Shares”) in the capital of the Company were issued and outstanding.  Each Common Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting.  The record date for the determination of shareholders entitled to receive notice of, and to vote at, the Meeting has been fixed at July 7, 2008.  In accordance with the provisions of the Business Corporations Act (Ontario), the Company will prepare a list of holders of Common Shares as of such record date.  Each holder of Common Shares named in the list will be entitled to vote the shares shown opposite his or her name on the list at the Meeting.  All such holders of record of Common Shares are entitled either to attend and vote thereat in person the Common Shares held by them or, provided a completed and executed proxy shall have been delivered to the Company’s transfer agent within the time specified in the attached Notice of Meeting, to attend and vote thereat by proxy the Common Shares held by them.

To the knowledge of the directors and executive officers of the Company, as of the date hereof, the only person or company who beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Company carrying more than 10% of the voting rights attached to any class of voting securities of the Company is as follows:

Name	Number of Common Shares	Percentage of Outstanding Common Shares

Fidelity Management & Research Company and Pyramis Global Advisors, LLC (1)	23,476,300	10.49%

(1)                                 This information is based solely on an Early Warning Report filed under the Alternate Monthly Reporting System of National Instrument 62-103 dated June 9, 2008.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides details of compensation plans under which equity securities of the Company are authorized for issuance as of the financial year ended December 31, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by securityholders	3,151,095	C$	8.12	4,694,606
Equity compensation plans not approved by securityholders	Nil	N/A		N/A
Total	3,151,095	C$	8.12	4,694,606

(1)                                 Represents the number of Common Shares reserved for issuance upon exercise of outstanding options and restricted share rights.

(2)                                 Based on the maximum number of Common Shares reserved for issuance upon exercise of options under the Company’s share option plan of 11,460,000 and upon the expiry of restricted periods with respect to restricted share rights under the Company’s restricted share plan of 2,000,000.

Indebtedness of Directors and Executive Officers

None of the Company’s directors, executive officers or employees, or former directors, executive officers or employees, nor any associate of such individuals, is as at the date hereof, or has been, during the financial year ended December 31, 2007, indebted to the Company or any of its subsidiaries in connection with a purchase of securities or otherwise. In addition, no indebtedness of these individuals to another entity has been the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding of the Company or any of its subsidiaries.

Interest of Certain Persons in Matters to be Acted Upon

No director or executive officer of the Company who has held such position at any time since January 1, 2007 or any of their respective associates or affiliates has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

As of July 7, 2008, two insiders of the Company held an aggregate of 392,500 First Warrants (as defined herein), representing approximately 0.3% of the outstanding First Warrants, and five insiders of the Company held an aggregate of 430,000 Series A Warrants (as defined herein), representing approximately 1.1% of the outstanding Series A Warrants.

Interest of Informed Persons in Material Transactions

Other than as described below and elsewhere in this management information circular, since the commencement of the Company’s last completed financial year, no informed person of the Company, nominee for election as a director of the Company, or any associate or affiliate of an informed person or nominee, has or had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or will materially affect the Company or any of its subsidiaries.

Pursuant to an interim services agreement, as amended (the “Services Agreement”) between the Company and Goldcorp Inc. (“Goldcorp”), the Company has agreed to reimburse Goldcorp for services provided by Goldcorp to the Company.  These services included a portion of Goldcorp’s office facilities for the first nine months of 2007 and continue to include certain administrative services provided by Goldcorp personnel.  This services fee is calculated monthly based on actual time and other expenses incurred by Goldcorp on the Company’s behalf.  The Services Agreement is in effect until September 30, 2008 and may be terminated at any time by the Company upon 30 days notice.  During the financial year ended December 31, 2007, the Company paid Goldcorp an aggregate of $193,300 for reimbursement of expenses paid on the Company’s behalf under the Services Agreement.

In May 2007, the Company entered into a nine year lease agreement with Goldcorp for office space.  The Company began making lease payments in December 2007 which totaled $17,500.

In July 2007, the Company completed the purchase of 25% of the life of mine silver production from Goldcorp’s Peñasquito gold project in Mexico for a cash payment of $485 million.

In February 2008, Goldcorp completed the sale of its remaining 108 million Common Shares, for aggregate gross proceeds to Goldcorp of C$1.566 billion. Goldcorp is no longer a shareholder of the Company.

The Chairman of the Company (Eduardo Luna) was also Executive Vice President of Goldcorp during the period January 1 to September 1, 2007 and two of the directors of the Company (Lawrence I. Bell and Douglas M. Holtby) are also directors of Goldcorp.

Early Warrant Exercise Transaction

References to “Warrants” are to the First Warrants and the Series A Warrants, collectively.

The following table sets forth certain details regarding each series of Warrants:

Series of Warrants	Expiry Date (1)	Exercise Basis per Warrant	Exercise Price per Warrant		Effective Exercise Price per Share

First Warrants	August 5, 2009	0.2 of a Common Share	C$	0.80	C$	4.00
Series A Warrants	November 30, 2009	0.2 of a Common Share	C$	1.10	C$	5.50

(1)                                 The First Warrants expire at 5:00 p.m. (Calgary time) and the Series A Warrants expire at 5:00 p.m. (Toronto time) on the respective expiry dates.

The holders of the Warrants are collectively referred to herein as the “Warrantholders”.

Distribution of New Warrants to Warrantholders Upon Early Exercise of Warrants

The Company proposes to provide to Warrantholders up to 3,039,423 additional common share purchase warrants of the Company (the “New Warrants”) upon the early exercise of the Warrants.  Each New Warrant will entitle the holder to purchase one common share of the Company (each a “New Warrant Share” and, collectively, the “New Warrant Shares”) at a price of $20.00 at any time prior to 5:00 p.m. (Vancouver time) on the date which is five years following the expiry of the Early Exercise Period (as defined herein), subject to adjustment in certain events.

The First Warrants are governed by the terms of an amended and restated common share purchase warrant indenture dated as of June 1, 2005 (the “First Warrant Indenture”) between the Company and CIBC Mellon Trust Company (the “Warrant Agent”).  The Series A Warrants are governed by the terms of a common share purchase warrant indenture dated as of November 30, 2004 (the “Series A Warrant Indenture” and, collectively with the First Warrant Indenture, the “Warrant Indentures”) between the Company and the Warrant Agent.

Subject to the Company receiving all required approvals, including the requisite approval of the Warrantholders to amend the respective Warrant Indentures (the amendments to the Warrant Indentures are collectively referred to herein as the “Warrant Amendments”) and the requisite approval of the shareholders of the Company (the “Shareholders”) to issue the New Warrants, each Warrant will entitle the holder thereof to acquire the number of Common Shares otherwise issuable upon the exercise of the respective Warrants and a fraction of a New Warrant as set forth in the table below, in the event such holder exercises its Warrants during a specified 20 business day period, commencing on the day that the respective Warrantholder approvals are obtained at the Warrantholder Meeting (as defined herein), such 20 business day period being extendable in the sole discretion of the Company (the “Early Exercise Period”):

Series of Warrants	Fraction of a New Warrant for Each Warrant Exercised during Early Exercise Period

First Warrants	0.0148
Series A Warrants	0.0340

The Warrant Amendments will be effected pursuant to the terms of supplemental warrant indentures to be entered into between the Company and the Warrant Agent.

Following the expiry of the Early Exercise Period, each unexercised First Warrant will continue to entitle the holder to acquire 0.2 of a Common Share at the exercise price of C$0.80 at any time prior to 5:00 p.m. (Calgary time) on August 5, 2009 and each unexercised Series A Warrant will continue to entitle the holder to acquire 0.2 of a Common Share at the exercise price of C$1.10 at any time prior to 5:00 p.m. (Toronto time) on November 30, 2009.

Background and Reasons for the Warrant Amendments

As of July 7, 2008, 116,464,750 First Warrants and 38,698,386 Series A Warrants were issued and outstanding, of which two insiders of the Company held an aggregate of 392,500 First Warrants, representing approximately 0.3% of the outstanding First Warrants, and five insiders of the Company held an aggregate of 430,000 Series A Warrants, representing approximately 1.1% of the outstanding Series A Warrants.  As of July 7, 2008, 223,857,914 Common Shares were issued and outstanding, of which 278,647, representing approximately 0.1% of the outstanding Common Shares, were held by insiders of the Company.

Management of the Company has reviewed the Company’s capital structure and considered the possibility of the early exercise of the Warrants in order to align the Company’s capital needs with the proceeds from the exercise of the Warrants.  The Company believes that the trading pattern of the Warrants is currently substantially the same as the trading pattern of the Common Shares and that the trading price of the Warrants does not include a significant option value component in addition to the intrinsic or the “in-the-money” value of the Warrants.  Further, management believes that the market for the Warrants is relatively illiquid and that it is unlikely that a liquid trading market for the Warrants will develop prior to the expiry of the Warrants.  The following table compares the average trading price and the intrinsic value of each series of Warrants for the five trading days ending on June 20, 2008.

Five Trading Day Premium

(June 16, 2008 to June 20, 2008)

Series of Warrants	Trading Price	Intrinsic Value	Percentage of Premium to Intrinsic Value
	(C$) (1)	(C$) (2)	(%)

First Warrants	2.01	1.99	0.8%
Series A Warrants	1.77	1.69	4.6%

(1)           Five day volume weighted average trading price ending on June 20, 2008 of the respective Warrants on the Toronto Stock Exchange (the “TSX”).

(2)           Five day volume weighted average trading price ending on June 20, 2008 of the Common Shares on the TSX multiplied by the Exercise Basis less the exercise price per Warrant of the respective Warrants.

On May 14, 2008, the Board approved the submission of the Warrant Amendments to Warrantholders and Shareholders for their approval.

The Company believes that the transaction contemplated herein would have the following benefits to the Company, the Warrantholders and the Shareholders:

(a)           the early exercise of the Warrants would increase the Company’s financial strength and flexibility;

(b)           the early exercise of the Warrants would align the Company’s current capital needs with the proceeds to be realized upon the exercise of the Warrants;

(c)           in the event that all of the Warrants are exercised during the Early Exercise Period, the Company would receive gross proceeds of approximately C$136 million which will be available to fund future growth opportunities;

(d)           the early exercise of the Warrants would enable the Company to access significant proceeds at an attractive cost of capital relative to an equity financing such as a public offering or a private placement;

(e)           the estimated expenses associated with the Warrant Amendments of C$2 million are significantly less than the estimated expenses and underwriting fees which would be incurred in connection with an equity financing such as a public offering or a private placement;

(f)            the issuance of the New Warrants will result in less dilution to the Shareholders than an equity financing such as a public offering or a private placement which would likely be priced at a discount to the trading price of the Common Shares;

(g)           the early exercise of the Warrants would increase the Company’s public float, which management believes may increase the trading liquidity of the Common Shares;

(h)           management believes the early exercise of the Warrants should provide the Warrantholders with the benefits of a more liquid trading market for the Common Shares and the New Warrants as compared to the trading market for the First Warrants and the Series A Warrants; and

(i)            the Warrant Amendments would provide the Warrantholders with the opportunity to fully liquidate their investment for Common Shares in a transaction which provides Warrantholders with a premium to the theoretical or Black-Scholes value of the Warrants, the intrinsic or “in-the-money” value of the Warrants and the trading price of the Warrants prior to the announcement of the Warrant Amendments.

Fairness Opinions

In connection with the proposed Warrant Amendments, the Company has engaged GMP Securities L.P. (“GMP”) and Genuity Capital Markets (“Genuity” and, together with GMP collectively, the “Financial Advisors”) to act as financial advisors to the Company in connection with the issuance of the New Warrants to Warrantholders. GMP has provided an opinion (the “Warrantholder Fairness Opinion”) as to the fairness of the issuance of the New Warrants, from a financial point of view, to the Warrantholders, excluding insiders of the Company.  Genuity has provided an opinion (the “Shareholder Fairness Opinion”) as to the fairness of the issuance of the New Warrants, from a financial point of view, to the Shareholders, excluding insiders of the Company.

GMP determined that the issuance of the New Warrants to Warrantholders would be fair, from a financial point of view, to the Warrantholders, excluding insiders of the Company, if the probable aggregate value of the Common Shares issuable upon the exercise of each series of Warrants and the New Warrants to be issued to Warrantholders following the completion of the transactions contemplated by the Warrant Amendments would exceed the probable aggregate value available to the Warrantholders in respect of the Warrants if the Company were to maintain, in all material respects, the status quo, including its current debt and equity capital structure (the “Status Quo Alternative”).  GMP did not take into account any tax consequences or the possibility of a tax liability in connection with the transactions proposed by the Warrant Amendments or the disposition of Warrants by the Warrantholders.

Genuity determined that the issuance of the New Warrants to Warrantholders would be fair, from a financial point of view, to the Shareholders, excluding insiders of the Company, if the probable aggregate value of the Common Shares to Shareholders as at the date of the Shareholder Fairness Opinion, after the issuance of the New Warrants to Warrantholders, would exceed the probable aggregate value available to the Shareholders on such date under the Status Quo Alternative.  Genuity did not take into account any tax consequences or the possibility of a tax liability in connection with the transactions proposed by the Warrant Amendments or the disposition of Warrants by the Warrantholders.

The Shareholder Fairness Opinion is dated as of June 23, 2008.  Based upon and subject to the assumptions made and the matters considered in the Shareholder Fairness Opinion, Genuity is of the opinion that, as of June 23, 2008, the issuance of the New Warrants is fair, from a financial point of view, to the Shareholders, excluding insiders of the Company.

The Shareholder Fairness Opinion is based upon a variety of factors and assumptions and must be considered as a whole.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  A copy of the Shareholder Fairness Opinion is attached as Schedule “A” to this management information circular and should be read in its entirety.

In addition to providing the Warrantholder Fairness Opinion and the Shareholder Fairness Opinion, the

general services covered by the engagement of the Financial Advisors include providing analysis and advice to the Company in connection with the Warrant Amendments, assisting management with marketing and participating in the preparation and review of documentation in connection with the proposed Warrant Amendments.

Recommendation of the Board of Directors of the Corporation

The material factors considered by the Board which provided support for the conclusion that the issuance of the New Warrants to Warrantholders is fair to Warrantholders and Shareholders, excluding insiders of the Company, were:

(a)           in the event that holders of all Warrants exercise their Warrants during the Early Exercise Period, the Company would issue New Warrants to Warrantholders which, if fully exercised, would represent approximately 1.4% of the outstanding Common Shares;

(b)           the Warrant Amendments provide Warrantholders with the opportunity to fully liquidate their investment for Common Shares in a transaction which provides Warrantholders with a premium to the theoretical or Black-Scholes value of the Warrants, the intrinsic or “in-the-money” value of the Warrants and the trading price of the Warrants prior to the announcement of the Warrant Amendments;

(c)           the early exercise of the Warrants should provide the Warrantholders with the benefits of a more liquid trading market for the Common Shares and the New Warrants as compared to the relatively illiquid trading market for the Warrants;

(d)           the Warrantholder Fairness Opinion to the Board provides that the issuance of the New Warrants is fair, from a financial point of view, to the Warrantholders, excluding insiders of the Company, where fairness is defined only from the perspective that the proposal provides probable additional value versus the Status Quo Alternative for Warrantholders;

(e)           the Shareholder Fairness Opinion to the Board provides that the issuance of the New Warrants is fair, from a financial point of view, to the Shareholders, excluding insiders of the Company, where fairness is defined only from the perspective that the proposal provides probable additional value versus the Status Quo Alternative for Shareholders;

(f)            if all of the Warrants are exercised during the Early Exercise Period, the proceeds from such early exercise would provide a cost effective alternative source of funds for the Company;

(g)           in order to be effective, the Warrant Amendments for each series of Warrants must be approved by not less than 66 2/3% of the votes cast in respect of such Warrant Amendment by the Warrantholders, excluding insiders of the Company, of such series; and

(h)           pursuant to the requirements of the TSX, the issuance of the New Warrants must be approved at a special meeting of Shareholders by a majority of the votes cast thereat by the Disinterested Shareholders (as defined herein).

In light of the number and variety of factors considered by the Board in connection with their evaluation of the issuance of the New Warrants, the Board did not find it practicable to assign relative weights to the foregoing factors; accordingly, they did not do so.

In order to arrive at its recommendation, the Board obtained the advice of its legal counsel and the Financial Advisors, completed a detailed examination of the terms and conditions of the Warrant Amendments and completed a detailed examination of the Warrantholder Fairness Opinion and the Shareholder Fairness Opinion.  The Board also considered that in order for U.S. Warrantholders to exercise their Warrants and receive Common Shares and New Warrants, U.S. Warrantholders will be required to qualify for an applicable exemption from registration under the United States Securities Act of 1933, as amended.

The Board has determined that the issuance of the New Warrants is in the best interests of the Company and is fair to Warrantholders and Shareholders, excluding insiders of the Company.  The Board recommends that Disinterested Shareholders vote in favour of the issuance of the New Warrants.

Shareholder Approval

Pursuant to the requirements of the TSX, the issuance of the New Warrants to be issued upon the early exercise of the Warrants requires the approval of a majority of the votes cast by the Shareholders, excluding insiders of the Company and shareholders who are also Warrantholders (the “Disinterested Shareholders”) at the Meeting.

As of July 7, 2008, insiders of the Company held an aggregate of 278,647 Common Shares, representing approximately 0.1% of the outstanding Common Shares, which will be excluded for the purposes of the vote of the Disinterested Shareholders.  The number of Common Shares held by shareholders who are also Warrantholders will also be excluded for the purposes of the Disinterested Shareholders’ vote.  The number of such Common Shares is not known by the Company as of the date of this management information circular.

At the Meeting, the Disinterested Shareholders will be asked to consider and, if deemed appropriate, to pass, with or without variation, a resolution, in the form set out below (the “Early Warrant Exercise Resolution”), subject to such amendments, variations or additions as may be approved at the Meeting, approving the issuance of the New Warrants.

The Board and management recommend the adoption of the Early Warrant Exercise Resolution.  To be effective, the Early Warrant Exercise Resolution must be approved by not less than a majority of the votes cast by the Disinterested Shareholders present in person, or represented by proxy, at the Meeting.  Unless otherwise indicated, the persons designated as proxyholders in the accompanying form of proxy will vote the Common Shares represented by such form of proxy, properly executed, for the Early Warrant Exercise Resolution.

The text of the Early Warrant Exercise Resolution to be submitted to shareholders at the Meeting is set forth below:

“BE IT RESOLVED THAT:

1.             the issuance of up to an additional 3,039,423 common share purchase warrants of the Company (the “New Warrants”) upon the early exercise of outstanding common share purchase warrants of the Company, as further described in the management information circular of the Company dated July 7, 2008, be and is hereby authorized and approved and any director or officer of the Company is hereby authorized and approved to execute and deliver for and in the name of and on behalf of the Company, under its corporate seal or otherwise, certificates representing the New Warrants;

2.             any director or officer of the Company is authorized and directed to execute and deliver for and in the name of and on behalf of the Company, under its corporate seal or otherwise, all such certificates, instruments, agreements, notices and other documents and to do such other acts and things as, in the opinion of such person, may be necessary or desirable in connection with the issuance of the New Warrants, with the performance of the Company of its obligations in connection therewith, and to give effect to the foregoing and facilitate the implementation of the foregoing resolution; and

3.             notwithstanding the passing of this resolution by the shareholders, the directors of the Company are hereby authorized and empowered without further notice to or approval of the shareholders not to proceed with the issuance of the New Warrants, as described in the management information circular of the Company dated July 7, 2008 or to revoke this resolution at any time prior to this resolution being effective.”

Additional Information

Additional information relating to the Company can be found on SEDAR at www.sedar.com.  Financial information is provided in the Company’s audited consolidated financial statements and the management’s discussion and analysis of results of operations and financial condition of the Company for the financial year ended December 31, 2007 and the Company’s unaudited interim consolidated financial statements and the management’s discussion and analysis of results of operations and financial condition of the Company for the three months ended March 31, 2008 which can be found on SEDAR at www.sedar.com.  Shareholders may also contact the Director, Investor Relations of the Company by phone at (604) 639-9504 or by e-mail at info@silverwheaton.com to request copies of these documents.

Directors’ Approval

The contents of this management information circular and the sending thereof to the Shareholders have been approved by the Board.

BY ORDER OF THE BOARD OF DIRECTORS

“Peter D. Barnes”
Peter D. Barnes
Chief Executive Officer

Vancouver, British Columbia
July 7, 2008

SCHEDULE “A”

(See attached Genuity Shareholder Fairness Opinion.)

Genuity Capital Markets
1068-550 Burrard Street
Bentall Five, PO Box 16
Vancouver, BC V6 C 2B5
604.331.1444
604.331.1446
genuitycm.com

June 23, 2008

To The Board of Directors

Silver Wheaton Corp.

Park Place, Suite 3150 – 666 Burrard St.

Vancouver, BC  V6C 2X8

To the Members of the Board of Directors:

Dear Sirs:

Genuity Capital Markets (“Genuity”) understands that Silver Wheaton Corp. (“Silver Wheaton” or the “Company”) is considering a transaction (the “Offer”) pursuant to which Silver Wheaton will amend (the “Warrant Amendments”) the terms of two series (the “First” and “A” series) of issued and outstanding common share purchase warrants (the “Warrants”) of the Company listed on the Toronto Stock Exchange (the “TSX”). We have been advised that the following table sets forth the details regarding the exercise price of each series of Warrants:

		Exercise Basis	Exercise Price		Exercise Price
Series of Warrants	Expiry Dates	per Warrant	per Warrant		per Share

First Warrants	05-Aug-09	0.20 of a Common Share	C$	0.80	C$	4.00
Series A Warrants	30-Nov-09	0.20 of a Common Share	C$	1.10	C$	5.50

Pursuant to the proposed Warrant Amendments and subject to the Company receiving all approvals, including the requisite approval of the holders of the Warrants (the “Warrantholders”) to amend the indentures (the “Warrant Indentures”) that govern the Warrants and the requisite approval of the shareholders of the Company (the “Shareholders”) to issue the New Warrants (as hereinafter defined), the Company will enter into Supplemental Warrant Indentures (the Supplemental Warrant Indentures”). Under the terms of the Supplemental Warrant Indentures, each Warrant will entitle the holder thereof to acquire the number of underlying common shares of the Company otherwise issuable upon the exercise of the Warrants and a fraction of a “new” common share purchase warrant (a “New Warrant”) of the Company on the basis set forth in the table below, in the event that such Warrantholder exercises its Warrants during a period of 20 business days (the “Early Exercise Period”) commencing on the day that the Warrantholders approve the Warrant Amendments:

Fraction of a New Warrant
Series of Warrants	for Each Warrant Deemed to be Exercised

First Warrants	0.0148
Series A Warrants	0.0340

We further understand that each New Warrant will entitle the holder thereof to acquire one common share of the Company at a price of US$20.00 at any time prior to 5:00 p.m. (Vancouver time) on the date that is five years following the expiration of the Early Exercise Period, subject to adjustment in certain events.

We understand that the terms of the proposed Warrant Amendments will be described in management information circulars to be sent to the Warrantholders and the Shareholders (the “Circulars”) in connection with the meetings of Warrantholders and Shareholders that are to be held in connection with the proposed Warrant Amendments.

Engagement

Genuity was engaged by the Company to provide certain advisory services pursuant to a letter agreement dated October 3, 2007, which was supplemented on June 18, 2008 in connection with the Warrant Amendments (the “Engagement Agreement”).

Under the terms of the Engagement Agreement, the services to be provided relating to the Warrant Amendments include, among other things, the provision of this opinion (the “Fairness Opinion”) with respect to the fairness of the issuance of the New Warrants to the Warrantholders pursuant to the Warrant Amendments from a financial point of view, to Shareholders (excluding insiders of the Company).

The Fairness Opinion has been prepared in accordance with disclosure standards for fairness opinions of the Investment Dealers Association of Canada but the Association has not been involved in the preparation or review of the Fairness Opinion.

Genuity is acting as financial advisor to the Company and will receive a fee from the Company for its services, including the delivery of the Fairness Opinion. Genuity is also entitled to other fees in connection with the Warrant Amendments, some of which are subject to the successful completion of the Warrant Amendments. In addition, Genuity is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by the Company as described in the indemnity that forms part of the Engagement Agreement.

Genuity consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the shareholder circular which will be mailed to the Shareholders in connection with the Offer (the “Shareholder Circular”), and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada, the Toronto Stock Exchange and the United States Securities and Exchange Commission.

Credentials of Genuity

Genuity is a Canadian investment banking firm, with operations including corporate finance, mergers and acquisitions, corporate restructuring, equity sales and trading and investment research. The Fairness Opinion expressed herein represents the opinion of Genuity as a firm. The form and content herein have been approved for release by a committee of principals and other professionals of Genuity, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Independence of Genuity

Neither Genuity, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, or any of its associates or affiliates and is not an advisor to any person or company in respect of the Warrant Amendments other than to the Company.

2

Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company.

Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	a draft copy dated June 23, 2008 of the preliminary base shelf short form prospectus (the “Prospectus”);

2.	a representation letter dated letter June 23, 2008 provided to Genuity by senior management of Silver Wheaton (the “Certificate”);

3.	audited consolidated financial statements of the Company as at December 31, 2007 and December 31, 2006 and 2005;

4.	management’s discussion and analysis of results of operations and financial condition of the Company for the financial year ended December 31, 2007;

5.	interim unaudited consolidated financial statements of the Company for the three months ended March 31, 2008 and for the nine months ended October 31, 2007;

6.	public information relating to the business, operations, financial performance and stock trading history of the Company;

7.

discussions with senior officers and directors of Silver Wheaton regarding the budgets, business plans, operations and financial projections for, and current financial position of Silver Wheaton, which discussions considered the consequences of both completing the Warrant Amendments and not completing the Warrant Amendments;

8.	discussions with the Company’s legal counsel with respect to various matters relating to the Warrant Amendments;

9.	a review of current capital market conditions (debt and equity);

10.	a review of historical and current trading volumes of the common shares of the Company and the Warrants, and observations of their relative trading liquidity;

11.	calculations of the Black-Scholes value of the Warrants and New Warrants, using a range of volatility assumptions considered by Genuity to be appropriate;

12.	review of the Warrant Indentures and a draft copy dated June 23, 2008 of each Supplemental Warrant Indenture reflecting the Warrant Amendments;

13.	a draft copy dated June 22, 2008 of the New Warrant Indentures;

14.	public information with respect to other transactions of a comparable nature considered by Genuity to be relevant;

15.	a review of the financial and operating performances and market liquidity and multiples for Silver Wheaton and other selected public companies that Genuity considered relevant;

16.	and certain other corporate, industry and financial market information, investigations and analyses as Genuity considered necessary or appropriate in the circumstances.

3

Genuity has not, to the best of its knowledge, been denied access by the Company to any information under its control requested by Genuity. Genuity did not meet with the auditor of Silver Wheaton and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of Silver Wheaton and the reports of the auditor thereon.

Prior Valuations

The Company has represented to Genuity that there have not been any prior valuations (as defined in Multilateral Instrument 61-101 of the Canadian Securities Administrators) of the Company or its material assets or liabilities or its securities within the two years preceding the date hereof.

Assumptions and Limitations

Genuity has not prepared a formal valuation or appraisal of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such. Genuity has, however, conducted such analyses as it considered necessary in the circumstances. In addition, the Fairness Opinion is not, and should not be construed as, advice as to the price at which the common shares of the Company may trade at any future date. Genuity was similarly not engaged to review any legal, tax or accounting aspects of the Offer.

With the Company’s approval and as provided for in the Engagement Agreement, Genuity has relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources or provided to us by or on behalf of the Company or any of its subsidiaries, associates and affiliates, or their respective directors, officers, associates, affiliates, consultants, agents and advisors, or otherwise obtained pursuant to our engagement (collectively, the “Information”) and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that Information not misleading. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

With respect to the financial models, forecasts, projections and estimates provided to Genuity and used in the analysis supporting the Fairness Opinion, we note that projecting future results of any company is inherently subject to uncertainty, and we have assumed that such financial models, forecasts, projections and estimates have been prepared on bases reflecting the best currently available estimates and reasonable judgment of management of the Company, as the case may be, as to the matters covered thereby, and in rendering the Fairness Opinion we express no view as to the reasonableness of such forecasts, projections, estimates or assumptions on which they are based.

Senior officers of the Company have represented to Genuity in their capacity as senior officers in a certificate delivered as of the date hereof, among other things, that (i) the Information provided by the Company or any of its, associates and affiliates, and their respective directors, officers, associates, affiliates, consultants, agents or representatives either orally or in writing to Genuity for the purpose of the engagement under the Engagement Agreement or obtained by Genuity from the System for Electronic Document Analysis and Retrieval (SEDAR) relating to the Company or its, associates and affiliates was, at the date the Information was provided to Genuity, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which the Information was provided; and that (ii) since the dates on which the Information was provided to Genuity, except the Offer, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its associates or affiliates, and no material change has occurred in the Information or any part

4

thereof which would have or which could reasonably be expected to have a material effect on the Fairness Opinion.

In preparing the Fairness Opinion, Genuity has made several assumptions, including that all of the conditions required to complete the Offer described in the Prospectus will be met and that the disclosure provided in the Prospectus with respect to Silver Wheaton and its associates and affiliates and the Offer is accurate in all material respects.

The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its associates and affiliates, as they were reflected in the Information. In its analyses and in preparing the Fairness Opinion, Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genuity.

The Fairness Opinion has been provided for the use of and to be relied upon by the board of directors of the Company and may not be used by any other person or relied upon by any other person and, except as contemplated herein, may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Genuity other than in the Circulars. The Fairness Opinion is given as of the date hereof and Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion that may come or be brought to Genuity’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Genuity reserves the right to change, modify or withdraw the Fairness Opinion with effect after the date hereof.

Genuity believes that its analysis must be considered as a whole, and that selecting portions of the analysis or the factors considered by it without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a Fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion does not constitute a recommendation to the board of directors of the Company or any Shareholder as to whether Shareholders should accept or reject the Offer.

Approach to Fairness

For the purposes of the Fairness Opinion, Genuity considered that the issuance of the New Warrants to Warrantholders would be fair, from a financial point of view, to Shareholders if the probable aggregate value of the Common Shares to Shareholders as at the date hereof, after the issuance of the New Warrants to Warrantholders, would exceed the probable aggregate value available to the Shareholders, if the Company were to maintain, in all material respects, the status quo, including its current debt and equity capital structure. Genuity did not take into account any tax consequences or possibility of a tax liability in connection with the transactions proposed by the Warrant Amendments or the disposition of Warrants by the Warrantholders.

Fairness Conclusion

Based upon and subject to the foregoing and such other matters as we consider relevant, Genuity is of the opinion that, as of the date hereof, the Offer is fair, from a financial point of view, to the Shareholders (excluding insiders of the Company).

Yours very truly,

Genuity Capital Markets

5

Any questions and requests for assistance may be directed to the Proxy & Information Agent:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

North American Toll Free Phone:

1-866-879-7644

Email:  contactus@kingsdaleshareholder.com

Facsimile:  416-867-2271

Toll Free Facsimile:  1-866-545-5580

Outside North America, Banks and Brokers Call Collect:  416-867-2272